CONTACTS:
Kenneth A. Paladino, CFO	Van Negris / Lexi Terrero
TII Network Technologies, Inc.	Van Negris and Company, Inc.
(631) 789-5000	(212) 396-0606

FOR IMMEDIATE RELEASE:

TII NETWORK TECHNOLOGIES REPORTS

FISCAL 2003 THIRD QUARTER AND NINE MONTH RESULTS

COPIAGUE,     NY — May 12, 2003 — TII Network Technologies, Inc. (Nasdaq: TIII), a leading provider of telecommunications network protection and management products, today announced its results for its fiscal 2003 third quarter and nine months ended March 28, 2003.

Net sales for the fiscal 2003 third quarter were $5.0 million compared to $7.0 million for the comparative prior year period. Net sales for the first nine months of fiscal 2003 were $17.6 million compared to $22.5 million for the similar prior year period.

The decrease in both fiscal 2003 periods was due to the continuing telecommunications industry-wide slowdown, cutbacks by telecommunications’ service providers in their construction and maintenance budgets, actions taken by the service providers to reduce inventory levels, a reduction in the number of telephone access lines per subscriber being deployed and, beginning in the second quarter of fiscal 2003, a work slowdown at the Company’s principal customer as part of a threatened potential job action. While the Company anticipates sales to improve from current levels, the issues confronting the telecommunications industry are expected to continue to affect the Company’s sales levels into fiscal 2004.

Selling, general and administrative expenses for the third quarter of fiscal 2003 were $1.3 million compared to $2.1 million for the comparable prior year period. For the nine months ended March 28, 2003, selling, general and administrative expenses were $4.2 million compared to $6.2 million for the same prior year period. The expense decrease principally reflects the actions taken by the Company to reduce its cost structure in response to the lower sales levels and to the effect of the lower sales on variable expenses.

The net loss for the third quarter of fiscal 2003 was $443,000 or $0.04 per share, compared to a net loss of $848,000, or $0.07 per share, in the year ago quarter. The net loss for the fiscal 2003 first nine months was $1.1 million, or $0.10 per share, compared to a net loss of $2.3 million, or $0.20 per share, in the year ago nine month period.

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TII Network Technologies, Inc.

May 12, 2003 — Page Two

Timothy J. Roach, President and Chief Executive Officer, stated: “Though the continuing telecommunications industry-wide slowdown has negatively impacted our sales levels, we are very encouraged in seeing the benefits of the aggressive actions that we have taken to reduce our cost structure. These benefits include the reporting of similar gross margins for the comparative nine-month periods, despite the lower revenues, and operating expenses that were $2.4 million lower than the same period last year.

We have also made progress with the development of new products to address the growing broadband rollout and expanding our customer base. Our new residential gateway product has entered lab trials at a prospective customer and we look forward to receiving our first order sometime this summer. In addition, we have successfully introduced a new Network Interface Device for a new foreign customer.

“Looking ahead, though we expect the issues confronting the telecommunications industry to continue to affect the Company’s sales levels into fiscal 2004, we are confident in our business strategy and the benefits of operating with a lower cost structure. We believe that when business conditions improve, we are positioned for growth and profitability.”

About TII Network Technologies, Inc.

TII is a proven technology leader specializing in providing the telecommunications industry with innovative, network protection and management products, including station protectors, network interface devices, DSL protectors, filters and splitters, power and data-line protectors and a multi-service residential gateway, as well as creative, custom design solutions to meet customers’ individual requirements.

Statements in this release that are not strictly historical are “forward-looking” statements and should be considered as subject to the risks and uncertainties that exist in the Company’s operations and business environment. These factors include, but are not limited to, general economic and business conditions, including the regulatory environment applicable to the communications industry; weather and similar conditions; the Company’s ability to continue to make sales to its principal customer at or above present levels; the Company’s ability to develop additional customers; competition; potential technological changes, including the Company’s ability to timely develop new products and adapt its existing products to technological changes; potential changes in customer spending and purchasing policies and practices; the level of inventories maintained by the Company’s customers; loss or disruption of sales to major customers as a result of, among other things, labor disputes at these customers, third party labor disputes, political unrest in or shipping disruptions from countries in which the Company’s contract manufacturers produce the Company’s products; labor disputes at the ports from which the Company imports its products; the Company’s ability to market existing and new products; its ability to retain and win contracts; risks inherent in new product introductions, such as start-up delays and uncertainty of customer acceptance; dependence on third parties for products and product components; the Company’s ability to maintain its relationship with or reduce its dependence upon one of its principal contract manufacturers which is an affiliate of a customer; the Company’s ability to attract and retain technologically qualified personnel; the Company’s ability to fulfill its growth strategies; the Company’s ability to maintain the listing of its Common Stock on the Nasdaq SmallCap market; the availability of financing on satisfactory terms; and other factors from time to time discussed in the Company’s SEC reports.

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— Statistical Tables Follow-

TII Network Technologies, Inc.

May 12, 2003 — Page Three

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share data)

	Three month period ended		Nine month period ended
	March 28, 2003	March 29, 2002	March 28, 2003	March 29, 2002
	(Unaudited)		(Unaudited)
Net sales	$5,006	$6,988	$17,616	$22,518
Cost of sales	3,919	5,309	13,513	17,178

Gross profit	1,087	1,679	4,103	5,340

Operating expenses
Selling, general and administrative	1,253	2,116	4,204	6,189
Research and development	285	420	1,021	1,407

Total operating expenses	1,538	2,536	5,225	7,596

Operating loss	(451)	(857)	(1,122)	(2,256)
Interest expense	(8)	(15)	(31)	(55)
Interest income	6	1	15	2
Other income	10	23	26	25

Net loss	$(443)	$(848)	$(1,112)	$(2,284)

Net loss per common share:
Basic and diluted	$(0.04)	$(0.07)	$(0.10)	$(0.20)

Weighted average common shares
outstanding :
Basic and diluted	11,682	11,682	11,682	11,682

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TII Network Technologies, Inc.

May 12, 2003 — Page Four

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 28, 2003	June 28, 2002
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$641	$868
Accounts receivable, net	2,538	3,518
Inventories	6,682	7,362
Other current assets	104	212

Total current assets	9,965	11,960

Property, plant and equipment, net	5,445	5,846
Other assets	524	722

TOTAL ASSETS	$15,934	$18,528

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$15	$476
Accounts payable and Accrued liabilities	2,219	3,260

Total current liabilities	2,234	3,736
Long-Term Debt	33	13

Commitments and contingencies
Stockholders' Equity
Preferred Stock, par value $1.00 per share; 1,000,000 shares authorized;
Series D Junior Participating, 30,000 shares authorized, no shares
outstanding	--	--
Common Stock, par value $.01 per share; 30,000,000 shares authorized;
11,699,921 shares issued and 11,682,284 shares outstanding	117	117
Additional paid in capital	37,867	37,867
Accumulated deficit	(24,036)	(22,924)

	13,948	15,060
Less: Treasury stock, at cost; 17,637 common shares	(281)	(281)

Total stockholders equity	13,667	14,779
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,934	$18,528

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